As filed with the Securities and Exchange Commission on January 24, 2008

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CITIGROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-1568099
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

399 Park Avenue New York, NY	10043
(Address of Principal Executive Offices)	(Zip Code)

Citi Head Office

Guarantee Plan

(Full Title of the Plan)

Michael S. Helfer

General Counsel

Citigroup Inc.

399 Park Avenue

New York, NY 10043

(Name and Address of Agent For Service)

(212) 559-1000

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered(1)	Amount To Be Registered	Proposed Maximum Offering Price Per Obligation(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Deferred Compensation Obligations	$2,500,000	100%	$2,500,000	$98.25

(1)	The Deferred Compensation Obligations are unsecured obligations of Citigroup Inc. to pay deferred compensation in the future in accordance with the terms of the Citi Head Office Guarantee Plan.
(2)	Estimated solely for purposes of determining the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this Registration Statement:

(a) The Annual Report on Form 10-K filed by Citigroup Inc. (the “Registrant”) for the fiscal year ended December 31, 2006.

(b) All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), since the end of the fiscal year covered by the annual report referred to in (a) above (other than portions of those documents furnished or otherwise not deemed to be filed).

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.	Description of Securities.

Under the Citi Head Office Guarantee Plan (the “Plan”) the Company will provide eligible expatriate employees of the Company the opportunity to agree to the deferral of a specified percentage of their cash compensation, and to receive a Company matching contribution. The Plan is intended to mimic the benefits of participation in the Citigroup 401(k) Plan by limiting deferral opportunities and Company matching contributions under the Plan to the US-dollar and percentage limits applicable to participants in the 401(k) plan, and providing notional investment opportunities for deferred amounts in the same investment alternatives provided under the 401(k) plan, except that actual or notional investment in a Citigroup common stock fund will not be an option under the Plan. However, distributions under the Plan may occur only upon a participant’s retirement or other separation of service from the Company, and loans and other withdrawals are not permitted.

The amount of compensation to be deferred by each participant in the Plan will be determined in accordance with the terms of the Plan based on participants’ deferral and notional investment elections, as adjusted to reflect the performance, whether positive or negative, of notional investment elections and administrative and recordkeeping costs of the Plan, which will be charged directly to participant accounts on a pro rata basis. The Plan does not guarantee any minimum rate of return.

The choice of notional investment options available under the Plan will be determined by an investment committee (the “Committee”). Participants will be permitted to choose one or more of these notional investments in which their accounts may be deemed invested. The Committee may change, add or eliminate notional investments at any time in its discretion and may limit the availability of one or more notional investments to any participants or group of participants.

The obligations of the Company under the Plan (the “Deferred Compensation Obligations”) will be unsecured general obligations of the Company to pay the deferred compensation, adjusted as described above, in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. Nothing in the Plan will be construed to give a participant or any other person rights to any specific assets of the Company, its subsidiaries or affiliates. The Deferred Compensation Obligations will be denominated and payable in US dollars. Because the Company is a holding company, the right of the Company, and the rights of its creditors (including participants in the Plan), to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries to the Company are restricted by net capital requirements under the Securities Exchange Act of 1934, as amended, and under rules of certain exchanges and other regulatory bodies.

Except as may otherwise be required by applicable law, the right of a participant in the Plan or the right of any other person to the Deferred Compensation Obligations cannot be assigned, transferred, sold, alienated, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will or by the laws of descent and distribution.

The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the payment dates or events specified by the terms of the Plan, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision. However, the Company reserves the right to amend or terminate the Plan, in whole or in part, at any time and for any reason, except that no such amendment or termination shall adversely affect the right of a participant to the balance of his or her account as of the date of such termination or amendment.

The Deferred Compensation Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Other than a trustee under any grantor trust (which the Company may but shall not be required to establish), no trustee has been appointed having the authority to take action with respect to the Deferred Compensation Obligations and each participant in the Plan will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon default.

Item 5.	Interests of Named Experts and Counsel.

Pamela Scott, Esq., who is providing an opinion on the legality of the Deferred Compensation Obligations being registered hereby, is General Counsel—Human Resources of the Registrant. As an employee of the Registrant, Ms. Scott participates in employee benefit plans of the Registrant, on the same basis as other similarly eligible employees, pursuant to which she owns or has options or other rights to acquire an aggregate of less than 1% of the Registrant’s outstanding common stock. Ms. Scott is not eligible to participate in the Plan.

Item 6.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by, or granted pursuant to Section 145 shall, unless otherwise provided when authorized and ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145. Section Four of Article IV of the Registrant’s By-Laws provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

The Registrant also provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article TENTH of the Registrant’s Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index attached hereto.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Citigroup Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 24, 2008.

CITIGROUP INC. (Registrant)

By	/s/ GARY CRITTENDEN
Gary Crittenden Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed below by the following persons in the capacities indicated on January     , 2008.

Signatures	Title

/s/ VIKRAM PANDIT Vikram Pandit	Chief Executive Officer and Director (Principal Executive Officer)

/s/ GARY CRITTENDEN Gary Crittenden	Chief Financial Officer (Principal Financial Officer)

/s/ JOHN GERSPACH John Gerspach	Controller (Principal Accounting Officer)

* C. Michael Armstrong	Director

*	Director
Alain J. P. Belda

*	Director
Sir Winfried Bischoff

*	Director
George David

*	Director
Kenneth T. Derr

*	Director
John M. Deutch

*	Director
Roberto Hernandez

*	Director
Andrew N. Liveris

*	Director
Anne Mulcahy

*	Director
Richard D. Parsons

Signatures	Title

*	Director
Dr. Judith Rodin

*	Director
Robert E. Rubin

*	Director
Robert L. Ryan

*	Director
Franklin A. Thomas

*By:	/s/ GARY CRITTENDEN
Gary Crittenden Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document
5	Opinion of Pamela Scott, with respect to the legality of the securities being registered

23.1	Consent of Pamela Scott (included in the opinion filed as Exhibit 5)

23.2	Consent of KPMG LLP

24	Powers of Attorney of the directors of the Registrant.